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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of Martin Marietta Materials, Inc. and related Offering Circular - Prospectus of Lockheed Martin Corporation to be filed on or about July 25, 1996, and to the incorporation by reference therein of our reports dated January 23, 1996, with respect to the consolidated financial statements of Martin Marietta Materials, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                        ERNST & YOUNG LLP


July 24, 1996
Raleigh, North California